EXHIBIT 23.1
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                    CONSENT OF KPMG LLP


The Board of Directors
Sames Corporation:

     We consent to the incorporation by reference in this Registration Statement on Form S-8 of Sames Corporation of our report dated February 22, 1999 relating to the consolidated balance sheets of Binks Sames Corporation and consolidated subsidiaries as of November 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended November 30, 1998, which report appears in the November 30, 1998 annual report on Form 10-K of Binks Sames Corporation.


                                                  /s/ KPMG LLP
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                                                      KPMG LLP

Chicago, Illinois
December 14, 1999